Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

of

PULSE BIOSCIENCES, INC.

(a Nevada Corporation)

to

PULSE BIOSCIENCES, INC.

(a Delaware Corporation)

THIS  CERTIFICATE OF  CONVERSION of Pulse Biosciences, Inc., a Nevada corporation (the “Nevada Corp.”) to Pulse Biosciences, Inc., a Delaware Corporation (the “Corporation”) is being executed and filed pursuant to Section 265 of the Delaware General Corporation Law.

1.   The date on which and jurisdiction where the Nevada Corp. was first formed is May 19, 2014, in the State of Nevada.

2.   The name and type of entity of the Nevada Corp. immediately prior to filing this Certificate of Conversion is Pulse Biosciences, Inc., a Nevada corporation.

3.   The name of the Corporation as set forth in its Certificate of Incorporation filed simultaneously herewith is Pulse Biosciences, Inc.

4.   This Certificate of Conversion shall be effective as of the date of filing of this Certificate of Conversion with Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the Nevada Corp. has executed this Certificate on the eighteenth day of June, 2018.

By:	/s/ Darrin R. Uecker
Name:	Darrin R. Uecker
Title:	President & Chief Executive Officer